EXHIBIT 11

                          DYNAMIC MATERIALS CORPORATION
                Statement Re: Computation of Net Income Per Share


                                                                THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                      September 30,        September 30,        September 30,     September 30,
                                                           1997                 1996                1997              1996
                                                           ----                 ----                ----              ----

Weighted average common shares
       outstanding.............................          2,714,371           2,527,000           2,669,434         2,516,796

Common stock equivalents resulting from
       the application of the treasury stock
       method to the assumed exercise of
       outstanding stock options...............            166,520             173,657             209,782           152,933
                                                        ----------          ----------          ----------        ----------

          Total................................          2,880,891           2,700,657           2,879,216         2,669,729
                                                        ==========          ==========          ==========        ==========

Net income.....................................         $  462,921          $  441,318          $1,605,486        $  945,318
                                                        ==========          ==========          ==========        ==========

Net income per share...........................         $     0.16          $     0.16          $     0.56        $     0.35
                                                        ==========          ==========          ==========        ==========

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